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                               INDEX TO EXHIBITS
                         FILED WITH THE CURRENT REPORT
                      ON FORM 8-K DATED NOVEMBER 30, 2000

Exhibit
 No.                              Description
4.39                Default Letter of the Credit Agreement

                                                                    Exhibit 4.39
FLEET BANK

Big V Holding Corp.
C/o Thomas H. Lee Company
75 State Street
Boston, Massachusetts 02109
Attention:  C. Hunter Boll

BV Holding Corporation
C/o Big V Supermarkets, Inc.
176 N. Main Street
Florida, New York 10921
Attention:  President

Big V Supermarkets, Inc.
176 N. Main Street
Florida, New York 10921
Attention:  President

Gentlemen:

   Reference is made to that certain Credit Agreement dated as of January 14, 1999, as amended, supplemented or otherwise modified from time to time (as so amended, the "Credit Agreement") among Big V Holding Corp., a Delaware corporation ("Holdings"), BV Holdings Corporation, a Delaware corporation ("BV Holdings"), Big V Supermarkets, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), DLJ Capital Funding, Inc., as syndication agent (in such capacity, the "Syndication Agent"), Fleet National Bank ("Fleet"), as administrative agent (in such capacity, the "Administrative Agent"), and Summit Bank, as documentation agent (in such capacity, the "Documentation Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

   The Administrative Agent, at the request of the Required Lenders, hereby: (i) declares the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any A TL Commitment Commission and RL Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declares the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing under the Credit Agreement and under the Notes to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind; and (iii) directs the Borrower to pay the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding.
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   In addition, (i) Fleet, as Lender, acting at the request of the Required
Lenders, will set off and appropriate any and all deposits (general or special) and any other Indebtedness at any time held or owing by Fleet (including, without limitation, by branches and agencies of Fleet wherever located) to or for the credit or the account of the Credit Parties and will apply the amount of such set-off against the Obligations, and (ii) Fleet, as Administrative Agent and Collateral Agent, will liquidate all investments in the Junior Subordinated Notes Escrow Agreement, will withdraw all amounts on deposit therein and will apply such amounts against the Obligations.

   The actions taken by the Administrative Agent in the preceding paragraph are in addition to any and all other rights and remedies that the Administrative Agent, the Collateral Agent or the Lenders may have from time to time under the Credit Agreement, the other Loan Documents or otherwise at law or in equity. No failure or delay on the part of the Administrative Agent, the Collateral Agent or the Lenders in the exercise of any power, right, remedy or privilege under the Credit Agreement, the other Loan Documents or otherwise at law or in equity shall impair such power, right, remedy or privilege or be construed to be waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof or of any other power, right, remedy or privilege.


                                          FLEET NATIONAL BANK, as
                                          Administrative Agent


                                          By:  /s/ signature
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